Filed pursuant to Rule 433
Registration Statements Nos. 333-183618 and 333-183618-01
Relating to Preliminary Prospectus Supplement dated
May 13, 2013

Floating Rate Global Notes due 2016

Pricing Term Sheet

A preliminary prospectus supplement of Petrobras Global Finance B.V. accompanies this free writing prospectus and is available from the SEC’s website at www.sec.gov.

Issuer:	Petrobras Global Finance B.V. (“PGF”)
Guarantor:	Unconditionally and irrevocably guaranteed by Petróleo Brasileiro S.A. - Petrobras
Form:	Senior Unsecured Notes
Offering:	SEC-Registered
Currency:	U.S. Dollars
Principal Amount:	U.S.$1,000,000,000.00
Maturity:	May 20, 2016
Interest Rate Basis:	Three-month U.S. dollar LIBOR
Coupon Rate:	Three-month U.S. dollar LIBOR plus 1.620%
Initial Interest Rate:	Three-month U.S. dollar LIBOR, determined as of two LIBOR business days prior to the settlement date, plus 1.620%
Day Count:	Actual/360
Interest Reset Period:

The period beginning on, and including, an Interest Payment Date and ending on, but not including, the following Interest Payment Date; provided that the first Interest Reset Period will begin, and include, May 20, 2013, and will end on, but not include, the first Interest Payment Date.

Interest Determination Dates:	Second LIBOR business day preceding the applicable interest reset date
Interest Reset Dates:

The Interest Reset Date for each Interest Reset Period other than the first Interest Reset Period will be the first day of such Interest Reset Period, subject to the day count convention (as set out in the prospectus supplement)

Interest Payment Dates:	February 20, May 20, August 20 and November 20
First Interest Payment Date:	August 20, 2013
Gross Proceeds:	U.S.$1,000,000,000
Issue Price:	100.00%
Pricing Date:	May 13, 2013
Settlement Date:	May 20, 2013 (T+5)
Listing:	PGF intends to apply to have the notes approved for listing on the New York Stock Exchange
Calculation Agent:	The Bank of New York Mellon
Denominations:	U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof
CUSIP:	71647N AD1
ISIN:	US71647NAD12
Joint Bookrunners:

BB Securities Ltd.
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
Itau BBA USA Securities, Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Morgan Stanley & Co. LLC

Co-Managers:	Mitsubishi UFJ Securities (USA), Inc. Standard Chartered Bank

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or any prospectus supplement for this offering if you request it by calling BB Securities Ltd. collect at 44-20-7367-5800, Citigroup Global Markets Inc. collect at 800-831-9146, HSBC Securities (USA) Inc. at 1-866-811-8049, Itau BBA USA Securities, Inc. toll free in the United States at 1-888-770-4828, J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, or Morgan Stanley & Co. toll free at 1-866-718-1649.